Exhibit 99.1

Ondas Holdings Reports Fourth Quarter and Full Year 2024 Financial Results:
Anticipates Record Revenue in 2025

Ondas Autonomous Systems (OAS) Business Unit 2025 Revenue Outlook Raised to at least $20 Million
Driven by $10 Million Backlog and Expected Order Growth from Current and New Military Customers

$25 Million in 2025 Total Revenue Expected for Ondas Holdings

Partnership with Palantir to Enhance Scalability and Support Growth Strategy

Leadership Team Enhanced with Oshri Lugassi as Co-CEO of OAS and Markus Nottelmann as CEO of Ondas Networks

Conference Call Scheduled for Today at 8:30 a.m. ET

BOSTON, MA / March 12, 2025 / Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions through its Ondas Networks and Ondas Autonomous Systems (OAS) business units, reported financial and operating results for the fourth quarter and full year ended December 31, 2024.

“Ondas entered 2024 with deepening customer engagement and a growing business pipeline at OAS, allowing us to end the year with $10 million in backlog at OAS. We believe 2025 will be a record year with OAS expected to contribute at least $20 million in revenues of the expected Ondas Holdings revenue of $25 million,” said Eric Brock, Chairman and CEO of Ondas Holdings. “Our momentum in 2024 was supported by securing two key programs with a major military customer for our Optimus and Iron Drone platforms, opening the large and fast-growing global defense markets. Additionally, we fortified our financial position by securing $35 million of capital in the fourth quarter, supporting our strong growth outlook.

“In 2025, as we recover from the war-related disruptions of the previous year, we are delivering on our backlog and growing bookings. Our focus is on expanding our current programs in Israel and the United Arab Emirates (UAE), and securing new military customers, while also capturing important Drone as First Responder (DFR) and critical infrastructure customers in the U.S. As we bring more customers on board, we will expand our operating platform with targeted investments in our supply chain and field services capabilities, supporting the multi-year growth plan we are executing. The recently announced partnership with Palantir will be critical to scaling our global operating platform as revenues ramp and we create optionality around strategic activities that broaden our solutions portfolio for customers.

“We recently significantly bolstered our leadership team with the addition of Oshri Lugassi as Co-CEO at OAS and Markus Nottelmann as CEO at Ondas Networks. Oshri and Markus bring incredible leadership experience and valuable skillsets to help Ondas operationalize and drive adoption of our platform technologies. We are already witnessing expanded customer and strategic opportunities at both OAS and Ondas Networks as they hit the ground running. I look forward to working closely with these two exceptional leaders as we build the business across Ondas.

“At OAS, we are advancing the fulfillment of military programs for the Iron Drone Raider and Optimus System drone platforms. I want to emphasize the outstanding work with Iron Drone, where we collaborated intensively with our customers and technology partners to enhance, commercialize, and operationalize the Raider platform for combat deployments. The Iron Drone Raider features what we believe are best-in-class intelligent navigation capabilities in global navigation satellite system (GNSS) complex environments, meeting global requirements for low kinetic mitigation of threats from hostile drones. We have made similar navigation enhancements for the Optimus System, further establishing this platform as a valuable component of border and military base security for defense and homeland security customers.

“At Ondas Networks, we continue to see significant long-term opportunities with the dot16 standard in the railroad sector. Although the railroads’ spending plans for the new 900 MHz network have remained slower than expected, we anticipate eventual upgrades there as legacy equipment is obsoleted, as well as in other private rail networks. As we continue to engage customers on network adoption timelines, we expect to secure new product development and service partners in 2025, which will drive increasing operational use cases for applications supported by our dot16-enabled solutions. These new products and services underscore the significant and growing strategic value of our unique software-based IP supporting the dot16 industrial wireless standard, as well as the technology expertise our team brings to the rail markets,” Brock concluded.

Full Year 2024 and Recent Highlights – Ondas Autonomous Systems

●	Generated $5.3 million in revenues in 2024 compared to $9.0 million in 2023, and secured approximately $16.9M in bookings, marking the largest in OAS’ history.

●	Named Oshri Lugassi as co-CEO at Ondas Autonomous Systems. Mr. Lugassi brings decades of leadership and experience in military operations, autonomous systems, and global defense technology earned through his performance with the Israeli Defense Forces (IDF), where he commanded over 30,000 personnel and with his time at Rafael Advanced Defense Systems where he helped generate over $20 billion in system sales.

●	Appointed Ron Stern to the Ondas Board of Directors to take an active role in supporting the accelerated growth at OAS, while leveraging over twenty years of growth equity and venture capital experience.

●	Ondas announced a partnership with Palantir Technologies Inc. to enhance operational capabilities and drive global adoption of its autonomous drone platforms by utilizing Palantir’s Foundry platform, which will enable scalable operations, optimize supply chain and production workflows, and improve customer engagement strategies for both commercial and military clients.

●	The development of the Iron Drone Raider was accelerated to meet advanced defense and security requirements, including the development and integration of intelligent navigation and operating capabilities in GNSS complex aerial environments.

●	Secured a $9 million purchase order for Iron Drone in August 2024 from a major military customer for border security and military protection.

●	Airobotics has supported the operational deployment of multiple Iron Drone systems that are now deployed in active military operations securing critical locations

●	Secured a $5.4 million purchase order in September 2024 from a major military customer for Optimus deployments in military base and border security operations under extreme environmental conditions.

●	In November of 2024, Airobotics secured a $1 million grant from the Israeli Innovation Authority to enhance Iron Drone Raider with advanced autonomous counter-drone capabilities.

●	Continued expansion in the Middle East, scaling its Optimus drone network through a partnership with a local governmental entity with an extended services agreement supporting public safety in the city of Dubai.

●	Airobotics renewed its contract with a global semiconductor manufacturer, receiving a new purchase order to continue providing fully automated aerial security and data services at a critical fabrication facility in Israel which has been operational since 2016.

●	Airobotics extended its reach in Europe through reseller partnerships with HHLA Sky and C-Astral Aerospace, enabling drone services for terminal operations and critical infrastructure in Germany, Slovenia, and other European nations.

●	Announced another order from a major defense company to support customer marketing and integrate new system features expected to extend the Raider’s capabilities and value to defense markets.

●	In January 2025, Airobotics received an order from a major defense company to integrate and test new applications in the AI-driven Iron Drone Raider system, expanding its capabilities against evolving threats.

●	Airobotics launched a global demonstration team to showcase the Iron Drone Raider system, demonstrating its AI-driven counter-drone capabilities to key defense and security customers worldwide. Multiple demonstrations of Optimus and Iron Drone Raider were conducted for defense and infrastructure clients in Europe, reinforcing Airobotics’ growing presence in the region.

●	American Robotics received an order to deploy the Optimus System, integrated with the Kestrel airspace awareness platform, for a major municipal utility located on the East Coast of the U.S. with drone infrastructure slated to be deployed to help protect and secure critical water resources for the local community.

●	Ondas and Volatus Aerospace formed a strategic partnership to enhance border surveillance using advanced drone technologies, reinforcing OAS’s role in security and defense applications.

●	American Robotics secured an FAA BVLOS waiver for expanded drone operations over people and moving vehicles from a remote operations center, advancing its leadership in autonomous drone operations.

OAS President Meir Kliner commented, “2024 has been a transformative year for OAS, highlighted by record-breaking bookings, strategic global partnerships, and continued technological advancements across our Optimus and Iron Drone platforms. As we expand our footprint in defense and homeland security, we remain committed to delivering highly capable and reliable autonomous drone solutions. The increasing demand for our platforms reaffirms the growing need for advanced security and aerial intelligence solutions in military, border protection, and critical infrastructure defense. Looking ahead to 2025, we anticipate sustained momentum as we leverage our core technology to address evolving security and operational challenges.”

Full Year 2024 and Recent Highlights – Ondas Networks

●	Generated $1.9 million of revenue in 2024, compared to $6.7 million in 2023, due to extended network adoption timelines with Class I railroad customers.

●	Appointed Markus Nottelmann, an accomplished executive with significant railroad and industrial technology experience, as CEO of Ondas Networks in the first quarter of 2025.

●	Our partner Siemens announced a purchase order in December 2024 from Metra, the primary commuter rail system serving the Chicago metropolitan area, for Airlink dot16 compliant wireless systems to upgrade the legacy 900 MHz ATCS network and migrate the network to the new 900 MHz A-block.

●	Successfully completed a major testing program at MxV Rail of Ondas Networks’ dot16 technology for Next-Generation Head of Train / End of Train (“NGHE”) systems. The NGHE program is slated to enhance the performance and reliability of the advanced telemetry devices used in rail operations to monitor and communicate critical train data, such as brake pressure and motion status, between the locomotive and the train’s end. The Association of American Railroads (AAR) Wireless Communications Committee is expected to adopt 802.16t technology for integration in all NGHE devices, which operate in the 450 MHz network.

●	Achieved key development milestones in the 220 MHz radio program on behalf of an Amtrak-sponsored upgrade to its Advanced Civil Speed Enforcement System (ACSES), a Positive Train Control (PTC) system utilized by passenger and transit, as well as certain freight rail operators in the Northeast Corridor (NEC). Product development related to this $2.8 million agreement is nearing completion, with commercial deliveries slated for Q2 2025.

●	Completed installation of Airlink dot16 compliant wireless systems for a Class I rail operator in the Chicago area to upgrade a legacy 900 MHz network and upgrade to the new 900 MHz A-block.

●	Ongoing engagement in a field trial with a Class I railroad to host ITCM over 900 MHz to demonstrate the flexibility of the dot16 platform and establish the new 900 MHz network as a redundant network option to host the safety critical PTC application.

●	Completed a cost cutting program and reduced headcount by nine full time employees to reduce annual operating expenses. Ondas Networks continues to closely manage and tie operating expenses to expectations for customer orders and revenue generation.

●	Engaged with several Class 1 railroads to adopt and deploy dot16-compliant systems in the 900 MHz, as well as the other railroads’ other proprietary frequencies, to enable high data volume transmission requirements of Class I use cases.

Markus Nottelmann, Ondas Networks CEO, commented, “In recent months Ondas Networks has begun to broaden and deepen its direct engagement with Class I railroads and other industry stakeholders, including the Federal Railroad Administration (FRA), with a focus on communications applications that address operational and safety needs for the industry. Our dot16 technology is a versatile platform that enables a variety of new applications that will contribute to safe and efficient train operations for railroad customers. We remain active on various projects on the 900 MHz network upgrade and the new 900 MHz ‘A-block’ will continue to play a part in this broader strategy around railroad communications and new, emerging use cases.

“We expect to begin commercialization of our NGHE capabilities in 2025, while engaging in additional new product opportunities to support Class I rails’ big data applications and adding further value to the dot16 network upgrades we expect the Railroads to pursue in the coming years. Additionally, we continue to engage customers and industry partners on railway communication projects globally leveraging our technical capabilities and the expertise of our team.”

Fourth Quarter 2024 Financial Results

Revenues were up 173% to $4.1 million quarter-over-quarter for the three months ended December 31, 2024, compared to $1.5 million for the three months ended September 30, 2024, and down 18% from $5.0 million for the three months ended December 31, 2023. Revenues from Ondas Networks were $0.5 million as compared to $0.4 million in the third quarter of 2024 and $1.6 million in the fourth quarter of 2023 due to extended timelines for network deployments by customers. OAS revenue was $3.6 million, an increase of 260% from $1.0 million in the third quarter of 2024, and an increase of $0.3 million or 10% from $3.3 million in the fourth quarter of 2023. The increase reflects the shipment of products and services from the $14.4 million order primarily related to the two new programs secured with a military customer in the third quarter of 2024.

Gross profit was $0.9 million for the three months ended December 31, 2024, compared to $0.1 million for the three months ended September 30, 2024, and $1.7 million for three months ended December 31, 2023. Gross profit as a percentage of revenues was 22% for the three months ended December 31, 2024, 35% for the three months ended December 31, 2023, and 3% for the three months ended September 30, 2024. The increase in gross margins from the third quarter results from increased product revenue at OAS. Compared to the fourth quarter of 2023, the decrease reflects the lack of higher margin product sales at Ondas Networks and slightly lower margins at OAS because of the inclusion of third-party products in the current quarter revenue.

Operating expenses decreased to $9.4 million for the three months ended December 31, 2024, as compared to $14.4 million in three months ended December 31, 2023, and compared to $8.7 million in the three months ended September 30, 2024. The decrease compared to the fourth quarter of 2023 of $5.0 million was primarily due to one-time non-cash charges for impairment of long-term assets of $4.0 million recorded in the previous year and various cost saving measures implemented in 2024. Compared to the third quarter of 2024, the increase of $0.7 million was primarily the result of a non-cash credit loss.

Operating loss narrowed to $8.5 million for the three months ended December 31, 2024, as compared to $12.6 million for the three months ended December 31, 2023, and $8.7 million for the three months ended September 30, 2024. The improvement from the prior year was result of the one-off charges described above, in the fourth quarter of 2023.

Net loss was $10.3 million for the three months ended December 31, 2024, as compared to a net loss of $14.1 million for the three months ended December 31, 2023, and $9.5 million for the three months ended September 30, 2024.

Adjusted EBITDA loss was $7.0 million for the three months ended December 31, 2024, unchanged from $7.0 million for the three months ended December 31, 2023, and $7.1 million for the three months ended September 30, 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Full Year 2024 Financial Results

Revenues were $7.2 million for the year ended December 31, 2024, as compared to $15.7 million for the year ended December 31, 2023, largely due to extended customer timelines at Ondas Networks and war related disruptions in Israel for OAS that impacted operations, particularly in the first half of 2024.

Gross profit for the year ended December 31, 2024, was $0.3 million or 5% compared to $6.4 million or 41% for the year ended December 31, 2023, reflecting lower revenue compared to fixed operations costs particularly at OAS.

Operating expenses narrowed sharply to $35.0 million for the year ended December 31, 2024, compared to $46.1 million for the year ended December 31, 2023. The reduction reflects the full synergies achieved in 2024 from the integration of the Airobotics and American Robotics operations that was implemented during 2023, costs savings at Ondas Networks and the absence of one-time impairment charges in 2024.

The Company’s operating loss narrowed to $34.6 million for the year ended December 31, 2024, as compared to a loss of $39.7 million for the year ended December 31, 2023. Operating loss decreased primarily due to the decrease in operating expenses, partially offset by the decreased revenue and lower gross profit. Net loss narrowed to $38.0 million for the year ended December 31, 2024, as compared to a net loss of $44.8 million for the year ended December 31, 2023.

The Company’s Adjusted EBITDA loss narrowed to approximately $28.5 million for the year ended December 31, 2024, as compared to $29.7 million for the year ended December 31, 2023. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

The Company held cash of $30.0 million as of December 31, 2024, as compared to $15.0 million as of December 31, 2023. The increase of $15.0 million was the result of raising $50.2 million in financing, of which $33.5 million was used to fund operations and $1.7 million to invest in equipment. The amount received for financing included $38.4 million in convertible and other debt, $7.4 million in proceeds from the sale of common shares, exercise of warrants and stock options, and $4.4 million from the sale of a non-controlling interest in Ondas Networks.

Operational and Financial Outlook for 2025

The Company expects to generate strong growth in 2025 with a revenue target of $25 million, which would be a record year and represent nearly 250% growth year over year from 2024. Growth will be led by our OAS business unit which we expect to generate at least $20 million in revenue as compared to our previous expectation of $15 – 18 million shared at the OAS Investor Day in September 2024. This outlook is supported by $10 million in backlog and what we believe is a conservative view of the likely orders we expect to secure and fulfill during the year. Revenue expectations for Ondas Networks currently are primarily related to existing and expected development programs and modest system sales due to the current lack of firm commitments on rail network buildout timelines.

Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the variability around both expected orders associated with program expansion with existing customers, as well as the timing of the addition of new customers at OAS, and the timing of rail network buildouts for Ondas Networks.

Earnings Conference Call & Audio Webcast Details

Date: Wednesday, March 12, 2025

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

About Ondas Holdings Inc

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that Adjusted EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses Adjusted EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.657.2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash	$29,958,106	$14,979,436
Restricted cash	41,215	42,564
Accounts receivable, net	5,223,182	3,429,974
Inventory, net	9,821,692	2,186,646
Other current assets	2,476,356	2,967,619
Total current assets	47,520,551	23,606,239

Property and equipment, net	2,586,691	4,175,958

Other Assets:
Goodwill, net of accumulated impairment charges	27,751,921	27,751,921
Intangible assets, net	27,178,057	31,329,182
Deposits and other assets	663,073	599,517
Operating lease right of use assets	3,921,995	4,701,865
Total other assets	59,515,046	64,382,485
Total assets	$109,622,288	$92,164,682

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,659,643	$5,177,022
Operating lease liabilities	1,121,565	685,099
Accrued expenses and other current liabilities	4,719,214	3,587,877
Notes payable, net of unamortized debt discount and issuance costs of $226,785 and $0, respectively, related party	1,273,215	-
Convertible note payable, net of unamortized debt discount and issuance cost of $362,237 and $0, respectively, related party	5,137,763	-
Convertible note payable, net of debt discount and issuance cost of $5,236,362 and $1,968,411, respectively	31,947,445	25,692,505
Deferred revenue	329,025	276,944
Government grant liability	388,752	520,657
Total current liabilities	50,576,622	35,940,104

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $1,681,784 and $391,718, respectively	15,568,216	2,812,156
Accrued interest	20,041	26,844
Government grant liability net of current	2,168,430	2,229,047
Operating lease liabilities, net of current	4,961,967	5,800,710
Other liabilities	82,500	-
Total long-term liabilities	23,101,154	11,168,757
Total liabilities	73,677,776	47,108,861

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interest	19,361,205	11,920,694

Stockholders’ Equity
Preferred stock – par value $0.0001; 5,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively, and none issued or outstanding at December 31, 2024 and December 31, 2023, respectively	-	-
Preferred stock, Series A – par value $0.0001; 5,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively, and none issued or outstanding at December 31, 2024 and December 31, 2023, respectively	-	-
Common stock – par value $0.0001; 300,000,000 shares authorized at December 31, 2024 and 2023; 93,173,191 and 61,940,878 issued and outstanding, at December 31, 2024 and December 31, 2023, respectively	9,317	6,194
Additional paid in capital	252,941,813	231,488,999
Accumulated deficit	(236,367,823)	(198,360,066)
Total stockholders’ equity	16,583,307	33,135,127
Total liabilities and stockholders’ equity	$109,622,288	$92,164,682

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2024	2023
Revenues, net	$7,192,694	$15,691,430
Cost of goods sold	6,847,511	9,310,256
Gross profit	345,183	6,381,174

Operating expenses:
General and administration	17,141,882	21,556,976
Sales and marketing	5,336,204	5,908,263
Research and development	12,476,401	17,145,235
Long-term equity investment impairment	-	1,500,000
Total operating expenses	34,954,487	46,110,474

Operating loss	(34,609,304)	(39,729,300)

Other income (expense), net
Other income (expense), net	(19,890)	(180,904)
Change in fair value of government grant liability	94,962	(478,721)
Interest income	234,930	123,874
Interest expense	(3,620,258)	(4,154,759)
Foreign exchange loss, net	(88,197)	(425,062)
Total other income (expense), net	(3,398,453)	(5,115,572)

Loss before income taxes	(38,007,757)	(44,844,872)

Provision for income taxes	-	-

Net loss	$(38,007,757)	$(44,844,872)
Less preferred dividends attributable to noncontrolling interest	1,504,138	512,207
Less deemed dividends attributable to accretion of redemption value	2,907,567	1,001,538
Net loss attributable to common stockholders	(42,419,462)	(46,358,617)

Net loss per share - basic and diluted	$(0.61)	$(0.88)

Weighted average number of common shares outstanding, basic and diluted	69,917,062	52,740,215

ONDAS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,007,757)	$(44,844,872)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	602,304	844,833
Amortization of debt discount and issuance cost	2,527,102	3,139,779
Amortization of intangible assets	4,220,436	4,147,092
Amortization of right of use asset	841,895	1,060,398
Provision for obsolete inventory	120,790	-
Credit losses	992,571	1,050,000
Retirement of assets	1,578	52,595
Loss on intellectual property	27,670	12,223
Gain on termination of operating lease	(12,256)	-
Impairment of long-term equity investment	-	1,500,000
Impairment of right of use asset and leasehold improvements	-	1,383,537
Impairment of property and equipment	-	1,127,768
Change in fair value of government grant liability	(214,891)	427,208
Stock-based compensation	1,265,185	1,047,398
Changes in operating assets and liabilities:
Cash paid for right of use asset	(272,262)	-
Accounts receivable	(2,890,779)	(4,263,453)
Inventory	(5,466,297)	1,481,078
Other current assets	491,263	(415,217)
Deposits and other assets	(63,556)	(318,460)
Accounts payable	1,155,590	1,241,951
Accrued expenses and other current liabilities	1,151,994	(494,029)
Deferred revenue	157,081	(1,387,099)
Operating lease liability	(179,784)	(812,249)
Other liabilities	82,500	-
Net cash flows used in operating activities	(33,469,623)	(34,019,519)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(36,540)	(70,081)
Purchase of equipment	(1,636,395)	(211,035)
Proceeds from sale of equipment	1,700	48,768
Purchase of software intangible	(60,441)	-
Cash paid for Iron Drone asset acquisition	-	(135,000)
Cash acquired on the acquisition of Airobotics Ltd.	-	1,049,454
Cash paid for Field of View LLC asset acquisition	-	(145,833)
Net cash flows provided by (used in) investing activities	(1,731,676)	536,273

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	57,790	40,338
Proceeds from convertible notes payable, net of issuance costs, related party	5,436,897	-
Proceeds from convertible notes payable, net of issuance costs	31,560,009	9,309,513
Proceeds from notes payable, net of issuance costs, related party	1,422,186	-
Proceeds from government grant	299,838	189,752
Proceeds from sale of common stock and warrants, net of issuance costs	7,304,334	-
Proceeds from sale of redeemable preferred stock in Ondas Networks, net of issuance costs	4,375,035	14,692,335
Payments on convertible notes payable	-	(4,354,911)
Payments on government grant liability	(277,469)	(6,576)
Payments on loan payable	-	(1,140,301)
Net cash flows provided by financing activities	50,178,620	18,730,150

Increase (decrease) in cash, cash equivalents, and restricted cash	14,977,321	(14,753,096)
Cash, cash equivalents, and restricted cash beginning of period	15,022,000	29,775,096
Cash, cash equivalents, and restricted cash end of period	$29,999,321	$15,022,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$21,803	$176,542
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Preferred dividends attributable to redeemable noncontrolling interest	$1,504,138	$512,207
Accretion of redeemable preferred stock in Ondas Networks	$2,907,567	$1,001,538
Common stock, vested stock options, and warrants in relation to the acquisition of Airobotics, Ltd.	$-	$5,962,628
Common stock in relation to acquisition of the assets of Iron Drone, Ltd.	$-	$85,000
Debt exchanged for common stock	$14,227,461	$9,849,287
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$1,471,194	$4,593,051
Warrants in relation to sale of common stock	$2,198,559	$-
Warrants in Ondas Autonomous Systems, in relation to sale of common stock	$954,737	$-
Warrants in Ondas Networks, in relation to notes payable and convertible notes payable	$1,324,215	$-
Non-cash consideration for settlement of development agreement payable	$342,428	$-
Transfer of equipment into inventory	$2,289,539	$-
Operating leases right-of-use assets obtained in exchange of lease liabilities	$-	$3,875,700

ONDAS HOLDINGS INC.

ADJUSTED EBITDA RECONCILIATION

	Years Ended December 31,
	2024	2023

Net Loss	$(38,007,757)	$(44,844,872)
Depreciation	602,304	844,833
Amortization	4,220,436	4,147,092
Other expense, net(1)	3,398,453	5,115,572
Stock-based compensation	1,265,185	1,047,398
Impairment of long-term equity investment	-	1,500,000
Impairment of right of use asset and leasehold improvements	-	2,511,305
Adjusted EBITDA	$(28,521,379)	$(29,678,672)

	Three Months Ended December 31,
	2024	2023

Net Loss	$(10,335,669)	$(14,138,774)
Depreciation	177,667	196,209
Amortization	1,058,707	1,043,501
Other expense, net(1)	1,817,865	1,492,839
Stock-based compensation	276,502	411,048
Impairment of long-term equity investment	-	1,500,000
Impairment of right of use asset and leasehold improvements	-	2,511,305
Adjusted EBITDA	$(7,004,928)	$(6,983,872)

	Three Months Ended September 30,
	2024	2023

Net Loss	$(9,526,268)	$(7,292,461)
Depreciation	190,332	235,999
Amortization	1,056,141	1,064,798
Other expense, net(1)	865,553	1,358,440
Stock-based compensation	311,133	(2,266,875)
Adjusted EBITDA	$(7,103,109)	$(6,900,099)

(1)	Other expense, net includes interest income, interest expense, foreign exchange loss, net, change in fair value of government grant liability, and other income (expense), net included on the Company’s Consolidated Statements of Operations.